UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27001 Agoura Road, Suite 325 Calabasas Hills, California		91301
(Address of principal executive offices)		(Zip Code)

(818) 871-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

THQ Inc. (the “Registrant”) has entered into the following agreements:

(1)           THQ Management Deferred Compensation Plan

On December 17, 2004, the Compensation Committee of the Board of Directors of the Registrant adopted the THQ Inc. Management Deferred Compensation Plan, effective as of January 1, 2005 (the “Plan”). Initially, the Plan provided executive officers and other eligible highly compensated employees of Registrant with the opportunity to enter into agreements to defer up to one hundred percent (100%) of their cash compensation derived from base salary, bonus awards, and/or commissions.  On January 28, 2005, the Board of Directors of the Registrant declared non-employee directors to be eligible for participation in the Plan.  There were no other changes to the terms and conditions of the  Plan.

(2)           Severance Agreements

On January 27, 2005, the Compensation Committee of the Board of Directors of Registrant amended and restated the severance agreements which are offered to each officer of the Registrant who is at least a corporate vice-president and certain other individuals who are entitled to benefits equivalent to a corporate vice-president (each, a “Severance Agreement”).  A Severance Agreement provides each person who enters into the Severance Agreement (referred to as an “Officer”) with certain benefits in the event of a change in control of Registrant.  In general, a Severance Agreement provides that in the event that an Officer is terminated due to a change in control, the Officer will be paid a cash amount equal to (i) one times the Officer’s annual base salary, plus (ii) one times the Officer’s annual bonus paid for the prior year, or in the case of an Officer who has not received a prior annual bonus, such Officer’s target bonus, plus (iii) an additional bonus which is the product of the amount in clause (ii) and the number of days elapsed in the fiscal year as of the date of termination, plus (iv) any accrued but unpaid bonus for the prior fiscal year.  Additionally, the Officer is entitled to (a) cash payments of any unvested portions of employer matches in the Registrant’s qualified deferral plans; (b) twelve months of medical and other benefits which are at least as favorable as those the Officer received prior to termination at a cost to the Officer equal to the cost prior to termination; and (c) immediate vesting of all stock options and shares of restricted stock.  In the event of a dispute between the Officer and Registrant involving termination of the Officer in the event of a change in control, Registrant shall reimburse the Officer, on a current basis, for all legal fees and expenses reasonably incurred by the Officer.  A Severance Agreement is effective until (x) an Officer’s death; (y) an Officer’s termination from the Registrant not related to a change in control; or (z) termination by the Registrant, pursuant to action by its Board of Directors, upon one year notice to the Officer.  A Severance Agreement does not entitle an Officer to continued employment with the Registrant or change an Officer’s at-will employment status.

(3)           Director Compensation and Amendment to Stock Option Plan

On January 28, 2005, the Board of Directors (the “Board”) of the Registrant revised the compensation plan for non-employee directors of the Board (to be effective as of April 1, 2005) and made non-material amendments to the THQ Inc. Amended and Restated 1997 Stock Option Plan (the “Stock Option Plan”).  The annual compensation paid to non-employee directors of the Board will increase from $12,000 to $24,000 (the “Annual Retainer”).  In addition to the Annual Retainer, the Board approved the following cash payments to non-employee directors: (a) $1,500 for attendance at each Board meeting; (b) a $7,500 annual payment to the chairman of the audit committee of the Board and a $5,000 annual payment to the chairman of the compensation committee of the Board and to the chairman of the nominating / corporate governance committee of the Board; and (c) $1000 for attendance at each committee meeting.

In addition to the cash compensation described above, non-employee directors will receive an annual grant of 2,700 performance accelerated restricted stock awards, pursuant to Article III of the Stock Option Plan.  Pursuant to Section 5.2 of the Stock Option Plan, the Board also amended the Stock Option Plan to decrease the number of options granted to each non-employee director under Section 4.2 of the Stock Option Plan.  Pursuant to the amendment to the Stock Option Plan, the non-qualified stock option grants will be reduced from (i) options to purchase 5,625 shares of Registrant’s common stock on the first day of each quarter to (ii) options to purchase 8,000 shares of Registrant’s common stock one time per year.  There were no other amendments to the Stock Option Plan.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to (i) statements with respect to participation of non-employee directors of the Registrant in the Plan; (ii) statements about the Severance Agreements; (iii) statements about director compensation and amendments to the Stock Option Plan; and (iii) other statements identified by words such as “anticipate”, “believe”, “expect”, “intend”, “estimate”, “may”, “could”, “project”, “potential”, “plan”, “forecast”, “future” or similar expressions. These forward-looking statements are subject to business and economic risk and reflect management’s current expectations, estimates and projections about our business and are inherently uncertain and difficult to predict. Our actual results could differ materially. The forward-looking statements contained herein speak only as of the date on which they were made, and we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/Edward K. Zinser
Date: February 2, 2005		Edward K. Zinser,
Executive Vice President, Finance,
Chief Financial Officer and Chief Accounting Officer